Exhibit 15.01

August 14, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 21, 2003 on our review of interim financial information of WellPoint Health Networks Inc. (the “Company”) for the three and six month periods ended June 30, 2003 and 2002 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 is incorporated by reference in the Registration Statements on Form S-8 (File Nos. 333-05111, 333-33013, 333-42073, 333-81687, 333-90791, 333-37958, 333-55314, 333-81872, 333-103481 and 333-83462), Form S-3 (File Nos. 333-08519 and 333-101475) and Form S-4 (File Nos. 333-73382 and 333-106689).

Very truly yours,

/s/ PricewaterhouseCoopers LLP